Master Money Trust
File Number: 811-21299
CIK Number: 1186239
For the Period Ending: 03/31/2007

Pursuant to Exemptive Order Release No. IC-18748 dated June 2, 1992, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the year ended March 31, 2007.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

05/04/2006	$500,000	Wells Fargo Bank NA	4.80%	05/08/2007
06/26/2006	50,236	Falcon Asset Securitizti	5.290	07/27/2006
07/27/2006	55,044	Yorktown Capital LLC	5.350	08/21/2006
11/08/2006	59,000	Five Finance Inc.	5.360	02/20/2007
12/12/06	84,906	Cancara Asset Securitisa	5.250	03/12/2007
12/12/06	139,279	Cancara Asset Securitisa	5.250	03/14/2007
12/12/06	50,000	Silver Tower US Funding	5.250	03/16/2007
12/13/2006	304,059	Simba Funding Corp.	5.250	03/14/2007
12/14/2006	50,686	Fairway Finance Co. LLC	5.250	03/16/2007
12/14/2006	20,488	Hudson-Thames LLC	5.260	03/21/2007
01/12/2007	79,000	WestPac Banking Corporation	5.240	04/11/2007
01/31/2007	71,000	Tulip Funding Corp.	4.940	03/01/2007
02/05/2007	58,275	UniCredito Italiano Bank	5.230	07/09/2007
02/05/2007	23,310	UniCredito Italiano Bank	5.230	07/09/2007
02/07/2007	44,050	MacQuarie Bank Limited	5.240	08/13/2007
02/26/2007	30,000	Silver Tower US Funding	5.170	04/26/2007
03/08/2007	122,323	MacQuarie Bank Limited	5.250	09/04/2007